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FOR IMMEDIATE RELEASE

SEMELE AFFILIATE TO ACQUIRE PLM INTERNATIONAL, INC.

WESTPORT, CT.--(BUSINESS WIRE; Nasdaq: VSLF)--December 22, 2000--Semele Group Inc. announced today that its affiliate, MILPI Acquisition Corp., has entered into a definitive agreement to acquire PLM International, Inc. for a cash purchase price of approximately $27 million. In connection with the acquisition, MILPI will make a tender offer to purchase any and all of PLM International's outstanding common stock at a price of $3.46 per share. Upon completion of the tender offer, if required in order to complete the acquisition, PLM International will hold a special meeting of shareholders to approve the merger. MILPI Acquisition Corp. is owned by a limited liability company which is owned by four trusts: AFG Investment Trust A, AFG Investment Trust B, AFG Investment Trust C, and AFG Investment Trust D. An indirect subsidiary of Semele is managing trustee of each of the four trusts and has a beneficial interest in each of the trusts and in a special beneficiary of each of the trusts.

The transaction has been approved by the boards of directors of each of Semele, MILPI and PLM International. In addition, a group of shareholders of PLM International, who own approximately 24% of PLM International's voting power, has agreed to tender all of their shares to MILPI in the tender offer and to vote in favor of the merger if a special meeting of shareholders is required.

Semele Group Inc. is a holding company with interests in a number of real estate development projects, income producing real estate, and equipment leasing funds.

PLM International, Inc. is a management company providing services to transportation, industrial, and commercial companies. The Company also manages a diversified portfolio of over $700 million (based on original equipment cost) of transportation and related equipment for approximately 60,000 third-party investors.

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Potential risks and uncertainties include, but are not limited to, satisfaction of the conditions to closing.

The parties are required to file documentation with the Securities and Exchange Commission concerning the transaction. WE URGE INVESTORS TO READ THE SCHEDULE
TO, THE SCHEDULE 14D-9, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN
IMPORTANT INFORMATION. You may obtain a free copy of the documents filed by PLM International, Inc. with the SEC at the SEC's web site at www.sec.gov. In addition, documents filed with the SEC by PLM International, Inc. will be available free of charge by directing a request to the Secretary of PLM International, Inc. at One Market, Steuart Street Tower, Suite 800, San Francisco, California 94105. PLM International, Inc., its directors, executive officers and certain other members of its management and employees may be soliciting proxies from PLM International, Inc.'s shareholders in favor of the merger transaction and may have an interest either directly or indirectly by virtue of their security holdings or otherwise. Information concerning the participants will be set forth in the Proxy Statement when it is filed with the SEC. Information regarding such officers and directors
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is included in PLM International, Inc.'s Definitive Proxy Statement for its 2000
Annual Meeting of Stockholders filed with the Commission on February 4, 2000. This document is available free of charge at the SEC's web site at http://www.sec.gov and from PLM International, Inc. at the address set forth above. Neither Semele nor any of its affiliates takes any responsibility with respect to the accuracy or completeness of PLM International's filings.


SEMELE CONTACT:
   James A. Coyne
   MILPI Acquisition Corp.
   c/o Semele Group Inc.
   200 Nyala Farms
   Westport, CT 06880
   Phone: (203) 341-0515
   Fax: (203) 341-9988
   Email: jcoyne@equisgroup.com